FORM	Exhibit 99.1
Liz Claiborne Inc.
Executive Severance Agreement
This Executive Severance Agreement (this “Agreement”), dated as of [INSERT DATE] (the “Effective Date”), is by and between LIZ CLAIBORNE, INC., a Delaware corporation (the “Company”), and [INSERT NAME OF ASSOCIATE] (the “Executive”).
WHEREAS, the Compensation Committee of the Board of Directors of Company (“Compensation Committee”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Executive to his or her assigned duties in the face of possible distraction of the Executive by virtue of the personal uncertainties and risks created by the possibility of termination of, or adverse change to, his or her employment prior to a change in control situation; and
WHEREAS, the Compensation Committee believes it is in the Company’s best interests to assure that Executive will refrain from certain competitive activities with the Company as described herein;
NOW, THEREFORE, to assure the Company that it will have the continued undivided attention and services of the Executive and the availability of his or her advice and counsel, and to induce the Executive to remain in the employ of the Company hereinafter, for the benefit of the Company and its shareholders, and for other good and valuable consideration, the Company and the Executive agree as follows:
1.	Term of Agreement
     The term of this Agreement shall commence immediately upon the Effective Date and end on December 31, 2010, or earlier if Executive’s employment is terminated before December 31, 2010 in accordance with Section 2 of this Agreement (the “Employment Period”).
2.	Termination
     (a) Cause. Executive’s employment may terminate immediately, with or without Cause, at the election of the Company and upon notice from the Company to Executive. As used herein, the term “Cause” means:
(i) Executive’s willful and intentional repeated failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially his or her material duties, responsibilities and obligations (other than a failure resulting from Executive’s incapacity due to physical or mental illness or other reasons beyond the control of Executive), and which failure or refusal results in demonstrable direct and material injury to the Company;
(ii) Any willful or intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”) which results in demonstrable direct and material injury to the Company; or
(iii) Conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud;
     (b) Standard. For purposes of this Section 2, no act, or failure to act, on Executive’s part shall be deemed “willful” or “intentional” unless done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in the best interests of the Company.
     (c) Cause Determination. Executive’s termination for Cause will be based on the determination of the Chief Executive Officer and Chief Financial Officer of the Company.

     (d) Death; Disability. Executive’s employment with Company will terminate forthwith upon Executive’s death or, at the Company’s option, by written notice to Executive (or Executive’s legal representative) upon Executive’s Disability. As used herein the term “Disability” means any physical or mental condition that would qualify Executive for a disability benefit under the long-term disability plan maintained by the Company, or, if there is no such plan, a physical or mental condition that prevents Executive from performing the essential functions of Executive’s position (with or without reasonable accommodation) for a period of six consecutive months. A determination of Disability will be made by a physician satisfactory to both Executive and the Company; provided that if Executive and the Company cannot agree as to a physician, then each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on Executive and the Company. Executive, Executive’s legal representative or any adult member of Executive’s immediate family shall have the right to present to the Company and such physician such information and arguments on Executive’s behalf as Executive or they deem appropriate, including the opinion of Executive’s personal physician.
3.	Severance
     (a) Termination For Cause; Voluntary Termination Without Good Reason; Termination Due to Death or Disability. In the event that Executive’s employment is terminated due to (i) a termination by the Company for Cause, (ii) Executive’s resignation without Good Reason (as defined herein), or (iii) a termination of Executive’s employment due to Executive’s death or Disability, the Company will pay to Executive an amount equal to Executive’s accrued but unpaid base salary through the date of such termination, and, in the case of death or Disability, shall continue the medical and dental insurance coverage for Executive’s family as provided in Section 3(b) below.
     (b) Termination Without Cause; Voluntary Termination For Good Reason. Subject to Section 3(d), in the event that Executive’s employment is terminated (i) by the Company other than for Cause and other than upon Executive’s death or Disability or (ii) by Executive for Good Reason (as defined herein), then (A) the Company shall pay to Executive an amount equal to Executive’s accrued but unpaid base salary through the date of such termination, (B) so long as Executive shall not have breached Executive’s obligations to the Company under Sections 4 and 5 hereof (without limitation to any other remedy available to the Company), the Company shall provide Executive and Executive’s family with coverage substantially identical to that provided to other senior executives of the Company in its medical, dental, vision, and executive life insurance programs (subject in the case of life insurance to insurability at standard rates) for 6 months following the date of such termination, and (C) the Company shall pay to Executive, as and for a severance payment, the sum of two times Executive’s then current annual base salary and two times Executive’s target annual cash bonus for the year of Executive’s termination, as soon as practicable but in no event later than 20 days after the effective date of the release set forth in Paragraph (d). No bonus (pro-rata or otherwise) will be provided under this Agreement to the Executive in respect of the Company’s fiscal year during which the Executive’s termination occurs, and any bonus entitlement of the Executive for such fiscal year will be determined solely pursuant to the provisions of the Company’s relevant bonus plan.
For the purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events: (1) Executive is assigned duties inconsistent with Executive’s position at the applicable date, without Executive’s consent; (2) Company moves its principal executive offices by more than 35 miles, provided such move increases Executive’s commuting distance by more than 35 miles; (3) a material reduction in Executive’s base salary; or (4) a material breach by Company of any of its material obligations under any employment agreement between Executive and Company then in effect. Unless Executive shall give the Company notice of any event which, after any applicable 30 day grace period would constitute Good Reason within 90 days of Executive’s first knowing of the event, such event shall cease to be an event constituting Good Reason.
     (c) General. In the event that the Executive’s employment with Company is terminated for any reason, the Company’s payment of severance as provided in the previous paragraphs of this Section 3 (together with reimbursement of Executive’s reasonable and necessary out-of-pocket business expenses incurred through such date in accordance with the Company’s standard policy in effect at such time), the maintenance of continued participation in the Company’s medical, dental, vision, and executive life insurance programs, if applicable, under this Section 3, and the vesting, continuation and payment of the other compensation, perquisites and benefits as provided in any other Company plans shall constitute complete satisfaction of all obligations of the Company to Executive pursuant to this Agreement. Upon any such termination, Executive shall cease to be an employee of the Company for all purposes and except as otherwise expressly set forth in this Section 3 or Section 9 of this Agreement the Company shall have no obligation under this Agreement to provide Executive with any employee benefits or perquisites hereunder.
     (d) Release Requirement. The Company expressly conditions its provision of all payments and benefits due to Executive pursuant to this Section 3 on receipt from Executive of a full release of all claims against the Company, and its officers, directors, insureds and affiliates, in a form and manner reasonably acceptable to the Company, and which must be signed by you within 21 or 45 days of receipt of the release, as may be required by law.
     (e) Sole Remedy. Executive’s rights set out in this Section 3 (including rights in the other sections of this Agreement and the other Company plans referred to in Section 3(c)) shall constitute Executive’s sole and exclusive rights and remedies as a result of Executive’s actual or constructive termination of employment without Cause, and Executive hereby waives any such other claims against the Company in such event.
     (f) Compliance with Section 409A. Notwithstanding anything to the contrary, to the extent necessary to prevent Executive from being subject to tax under Section 409A of the Internal Revenue Code of 1986, as amended, payments to be made following termination of employment shall not be paid until the six-month anniversary of the Executive’s termination of employment.
     (g) Additional Tax Considerations. Notwithstanding anything to the contrary, any amount otherwise payable to Executive pursuant to Section 3 of this Agreement shall be reduced to the extent necessary so that such payment (as so reduced) would not result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or give rise to an excise tax under Section 4999 of the Code (or any corresponding provision of state, local or foreign law), provided, that such payment shall be so reduced only if the reduction results in Executive receiving an amount on a net after-tax basis that is no more than 15% less than the original payment on a net after-tax basis minus the excise tax.
4.	Confidentiality
     (a) The Company owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information includes not only information disclosed by the Company to Executive, but also information developed or learned by Executive during the course or as a result of employment hereunder, which information Executive acknowledges is and shall be the sole and exclusive property of the Company. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all proprietary information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Company concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising know-how, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to Executive through no wrongful act of any person or (iii) which Executive are required to disclose by applicable law, regulation, or legal process (provided that, unless prohibited by law, Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information).
     (b) Executive acknowledges and agrees that in the performance of Executive’s duties hereunder the Company will from time to time disclose to Executive and entrust Executive with Confidential Information. Executive also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company’s interests, an invasion of privacy and an improper disclosure of trade secrets. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of Executive’s assigned duties and for the benefit of the Company, any Confidential Information, either during the Employment Period or thereafter.
     (c) In the event Executive’s employment with the Company ceases for any reason, Executive will not remove from the Company’s premises without its prior written consent any records, files, drawings, documents, equipment, materials or writings received from, created for or belonging to the Company, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when Executive’s employment with the Company terminates, Executive will immediately deliver the same to the Company.
     (d) During the Employment Period, Executive will disclose to the Company all designs, inventions and business strategies or plans developed by Executive during such period which relate directly or indirectly to the business of the Company, including without limitation any process, operation, product or improvement. Executive agrees that all of the foregoing are and will be the sole and exclusive property of the Company and that Executive will at the Company’s request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Company.
     (e) Executive and the Company agree that Executive shall not disclose to the Company or use for the Company’s benefit, any information which may constitute trade secrets or confidential information of third parties, to the extent Executive have any such secrets or information.
     (f) The provisions of this Section 4 shall survive the termination of this Agreement and the Employment Period.
5.	Restrictive Covenants
     (a) Executive acknowledges and agrees (i) that the services to be rendered by Executive for the Company are of a special, unique, extraordinary and personal character, (ii) that Executive has and will continue to develop a personal acquaintance and relationship with one or more of the Company’s customers, employees, suppliers and independent contractors, which may constitute the Company’s primary or only contact with such customers, employees, suppliers and independent contractors, and (iii) that Executive will be uniquely identified by customers, employees, suppliers, independent contractors and retail consumers with the Company’s products. Consequently, Executive agrees that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the Company that Executive makes the covenants contained in this Section 8.
     (b) Executive agrees that, during the Employment Period and for a period of 18 months thereafter, Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, consultant, advisor, proprietor, trustee or investor, any Competing Business in the United States; provided however that nothing contained in this Section 5(b) shall prevent Executive from owning less than 2% of the voting stock of a publicly held corporation for investment purposes. For purposes of this Section 5(b), the term “Competing Business” shall mean any of the companies or their respective affiliates that, during the term of this Agreement, Company discloses in the proxy as peer group companies. For illustrative purposes, the current proxy peer group companies are listed in Exhibit A.
     (c) Executive agrees that, during the Employment Period and for a period of 18 months thereafter, Executive shall not, directly or indirectly,

(i) persuade or seek to persuade any customer of the Company to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such customer was originally established in whole or in part through Executive’s efforts;
(ii) seek to employ or engage, or assist anyone else to seek to employ or engage, any person who at any time during the year preceding the termination of Executive’s employment hereunder was in the employ of the Company or was an independent contractor providing material manufacturing, marketing, sales, financial or management consulting services in connection with the business of the Company and with whom Executive had regular contact; or
(iii) interfere in any manner in the relationship of the Company with any of its suppliers or independent contractors, whether or not the relationship between the Company and such supplier or independent contractor was originally established in whole or in part by Executive’s efforts.
As used in this Section 5, the terms “customer” and “supplier” shall mean and include any individual, proprietorship, partnership, corporation, joint venture, trust or any other form of business entity which is then a customer or supplier, as the case may be, of the Company or which was such a customer or supplier at any time during the one-year period immediately preceding the date of termination of employment.
     (d) Executive agrees that, during the Employment Period and for a period of 18 months thereafter, Executive will take no action which is intended, or would reasonably be expected, to harm the Company or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.
     (e) The provisions of this Section 5 shall survive the termination of this Agreement and the Employment Period.
6. Specific Performance
Executive acknowledges that the Company would sustain irreparable injury in the event of a violation by Executive as of any of the provisions of sections 4 or 5 hereof, and by reason thereof Executive consents and agrees that if Executive violates any of the provisions of said Sections 4 or 5, in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining Executive from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction subject to paragraph 9,without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.
7. Withholding
The parties understand and agree that all payments to be made by the Company pursuant to this Agreement shall be subject to all applicable tax withholding obligations of the Company.

8. Notices
All notices required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid. Any notice to the Company shall be addressed to the Chief Financial Officer, Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, NJ 07047, or at such other address as the Company may hereafter designate to the Executive by notice as provided in this Section 8. Any notice to be given to the Executive shall be addressed to the Executive’s home address of record, or at such other address as the Executive may hereafter designate to the Company by notice as provided herein. Notices which are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, will be effective on the date of delivery. Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.
9. Miscellaneous.
     (a) The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.
     (b) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.
     (c) This Agreement has been made and will be governed in all respects by the laws of the State of New York applicable to contracts made and to be wholly performed within such state and the parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and federal courts located therein for the purpose of enforcing this Agreement.
     (d) Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by JAMS arbitration in the City of New York in accordance with the rules then obtaining and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 4 or 5 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. In the event that (i) Executive makes a claim against the Company under this Agreement, (ii) the Company disputes such claim, and (iii) Executive prevails with respect to such disputed claim, then the Company shall reimburse Executive for Executive’s reasonable costs and expenses (including reasonable attorney’s fees) incurred by Executive in pursuing such disputed claim.
     (e) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.
     (f) The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment, or termination of this Agreement, shall so survive such termination.

     (g) Executive shall not be required to mitigate, by seeking employment or otherwise, the amount of any payment or benefit provided for in this Agreement, or under the Incentive Plan, RIAP, Section 162(m) Cash Bonus Plan, or other plan maintained by the Company, including without limitation any payment or benefit made or vested upon or as a result of the termination of Executive’s employment, nor will any compensation, income, or other benefit from any source whatsoever create any mitigation, offset or reduction against any such payment or benefit.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

LIZ CLAIBORNE, INC.
By:
Elizabeth Reeves, SVP Chief Human Resources Officer

Executive:

[INSERT NAME OF ASSOCIATE]

EXHIBIT A
LIST OF COMPETING BUSINESSES
Abercrombie & Fitch, American Eagle Outfitters, Ann Taylor Store Corporation, Coach, Inc., Dillards, Inc., The Gap, Inc., Jones Apparel Group, Inc., Kellwood Company, Limited Brands, Inc., NIKE, Inc., Nordstrom, Inc., Philips Van-Heusen Corporation, Polo Ralph Lauren Corporation, Quicksilver, Saks, The Talbots, Inc., and VF Corporation.